Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Radisys Corporation:

We consent to the use of our report dated February 27, 2015 with respect to the consolidated balance sheets of Radisys Corporation as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP
KPMG LLP
Portland, Oregon
October 21, 2015